EXHIBIT K(4)

ROCHDALE CORE ALTERNATIVE STRATEGIES FUND
OPERATING EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT is made and entered into as of this ____ day of _______ 2006, by and between ROCHDALE CORE ALTERNATIVE STRATEGIES FUND TEI, LLC, a Delaware limited liability company (the “Tax-Exempt Fund”), ROCHDALE CORE ALTERNATIVE STRATEGIES FUND, LLC, a Delaware limited liability company (the “Taxable Fund”), ROCHDALE CORE ALTERTNATIVE STRATEGIES FUND (CAYMAN), LDC, a Cayman Islands limited duration company (the “Offshore Fund”), ROCHDALE CORE ALTERNATIVE STRATEGIES MASTER FUND, LLC, a Delaware limited liability company (the “Master Fund”), and ROCHDALE INVESTMENT MANAGEMENT LLC, a Delaware limited liability company (the “Advisor”)The Tax-Exempt Fund, the Taxable Fund, the Offshore Fund and the Master Fund are sometimes referred to herein collectively the “Funds”.

WITNESSETH:

WHEREAS, the Advisor renders advice and services to the Funds pursuant to the terms and provisions of the Investment Management Agreement among the Funds and the Advisor dated ________, 2006 (the “Investment Management Agreement”); and

WHEREAS, the Funds are responsible for, and have assumed the obligation for, payment of certain expenses pursuant to the Investment Management Agreement that have not been assumed by the Advisor; and

WHEREAS, the Advisor desires to limit each of the Tax-Exempt and Taxable Fund’s respective Operating Expenses (as that term is defined in Paragraph 2 of this Agreement), including the Operating Expenses allocated to each of them by the Master Fund and the Offshore Fund, pursuant to the terms and provisions of this Agreement, and the Funds desire to allow the Advisor to implement those limits;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, intending to be legally bound hereby, mutually agree as follows:

1. Limit on Operating Expenses. The Advisor hereby agrees to limit the current Operating Expenses of each of the Tax-Exempt and Taxable Funds, including Operating Expenses allocated to each of them by the Master Fund and Offshore Fund, to an annual rate, expressed as a percentage of each Fund’s average annual net assets, of 2.25% (the “Annual Limits”). In the event that the current Operating Expenses each of the Tax-Exempt and Taxable Funds, as accrued each month, exceed its Annual Limit, the Advisor will pay to that Fund, on a monthly basis, the excess expense within 30 days of being notified that an excess expense payment is due. The Expense limitation in no way limits any Performance Fee the Advisor or Sub-Advisor may be entitled to under the Investment Advisory Agreement and Sub-Investment Advisory Agreement.

2. Definition. For purposes of this Agreement, the term “Operating Expense” with respect to a Fund is defined to include all expenses necessary or appropriate for the operation of the Fund, including the Advisor’s investment advisory or management fee detailed in the Investment Management Agreements, trail fee and other expenses described in the Investment Management Agreement, but does not include any front-end or contingent deferred loads, taxes, leverage interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, or extraordinary expenses, such as litigation.

3. Reimbursement of Fees and Expenses. The Advisor retains its right to receive reimbursements of any excess expense payments paid by it pursuant to this Agreement under the same terms and conditions as it is permitted to receive reimbursements of reductions of its investment management fee under the Investment Management Agreement.

4. Term. This Agreement shall become effective on the date specified herein and shall remain in effect for a period of not less then one year initially and from year-to-year thereafter, subject to annual approval by the Advisor unless sooner terminated as provided in Paragraph 5 of this Agreement. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for each Fund at least annually by the Board of Directors of the Funds (and separately by the disinterested Directors of the Funds).

5. Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Directors of the Funds, on behalf of any one or more Funds, upon sixty (60) days written notice to the Advisor. This Agreement may not be terminated by the Advisor without the consent of the Board of Directors of the Funds. This Agreement will automatically terminate, with respect to each Fund listed in Appendix A to this Agreement, if the Investment Management Agreement for that Fund is terminated, with such termination effective upon the effective date of the Investment Management Agreement’s termination for that Fund.

6. Assignment. This Agreement and all rights and oblighations hereunder may not be assigned without written consent of the other party.

7. Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, reulation or rule, including the Investmeent Company Act of 1940, as amended and the Investment Advisers Act of 1940, as amended and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ROCHDALE CORE ALTERNATIVE STRATEGIES FUND, LLC By: ________________________________ Name: Title:

ROCHDALE CORE ALTERNATIVE
STRATEGIES FUND TEI, LLC

By: ________________________________
Name:
Title:

ROCHDALE CORE ALTERNATIVE
STRATEGIES MASTER FUND, LLC

By: ________________________________
Name:
Title:

ROCHDALE CORE ALTERNATIVE
STRATEGIES FUND (Cayman), LDC

By: ________________________________
Name:
Title:

ROCHDALE INVESTMENT MANAGEMENT LLC

By: ________________________________
Name:
Title: